                                                                    EXHIBIT 12.1

                                AMAX GOLD INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)

                                 SIX MONTHS
                               ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                            --------------------     ------------------------------------------------------
                              1994         1993         1993         1992       1991       1990       1989
                            -------     --------     ---------     -------    -------    -------    -------
EARNINGS:
Income (loss) before
 income taxes and
 cumulative effect of
 accounting changes.....    $(9,900)    $(76,100)    $(122,800)    $18,000    $25,300    $16,900    $44,400
                            =======     ========     =========     =======    =======    =======    =======
Adjustments:
 Interest expense.......      4,600        4,000         8,500       2,300        400        700      1,200
 Interest factor on
  rentals(b)............        300          400           600         200        100        100        100
 Amortization of
  capitalized interest..        200        2,400         2,600         --         --         --         --
 Minority interest in
  the losses of
  subsidiary (Compania
  Minera Amax Guanaco)..       (800)        (500)       (1,100)        --         --         --         --
 Loss from less than 50%
  owned subsidiaries
  (Cahawaz Resources
  Inc.).................        --           --            --          --         --      17,600      3,600
                            -------     --------     ---------     -------    -------    -------    -------
As adjusted income
 (loss).................    $(5,600)    $(69,800)    $(112,200)    $20,500    $25,800    $55,300    $49,300
                            =======     ========     =========     =======    =======    =======    =======
FIXED CHARGES:
Interest expense........    $ 4,600     $  4,000     $   8,500     $ 2,300    $   400    $   700    $ 1,200
Interest factor on
 rentals(b).............        300          400           600         200        100        100        100
Interest capitalized....        --           500           500       4,200        800        --         --
                            -------     --------     ---------     -------    -------    -------    -------
Total fixed charges.....    $ 4,900     $  4,900     $   9,600     $ 6,700    $ 1,300    $   800    $ 1,300
                            =======     ========     =========     =======    =======    =======    =======
Ratio of earnings to
 fixed charges..........          (a)          (a)           (a)      3.06      19.85      69.13      37.92
                            =======     ========     =========     =======    =======    =======    =======
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(a) Earnings for the six months ended June 30, 1994 and 1993 and the year ended
    December 31, 1993 were inadequate to cover fixed charges by $10,500,
    $74,700 and $121,800, respectively.
(b) Represents one-third of rent and lease expense which management believes is a reasonable approximation of an interest factor.